Horizon Technology Finance Announces
Second Quarter 2013 Financial Results

Net Investment Income increases to $0.38 Per Share

Locks in 3% coupon rate on $90 million of Borrowings

FARMINGTON, Conn., August 6, 2013 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity-backed development-stage companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its second quarter financial results for the three months ended June 30, 2013.

Second Quarter 2013 Highlights

•	Earned net investment income (“NII”) of $3.6 million, or $0.38 per share
•	Funded $29.1 million in loans to new and existing portfolio companies
•	Closed new loan commitments totaling $33.5 million
•	Ended the quarter with an investment portfolio of $246.9 million
•	Achieved a portfolio weighted average yield of 14.5%
•	Net asset value equaled $142.7 million, or $14.89 per share
•	Declared monthly dividends of $0.115 per share for each of July, August and September 2013
•	Unfunded loan approvals and commitments totaled $19.0 million
•	Reduced pricing on revolving credit facility to LIBOR plus 3.25%, a reduction of 0.75%
•	Completed a $189 million securitization of secured loans and issued $90 million of asset-backed notes rated A2 (sf) by Moody’s Investor Services, Inc. with a fixed rate of 3.0%
•	92% of total borrowings now at fixed interest rates

“During the second quarter, Horizon maintained a portfolio of quality, high yielding assets delivering solid financial results for shareholders,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer. “We generated a strong level of net investment income of $0.38 per share and a portfolio yield of 14.5% from a combination of an existing portfolio, strong loan originations and portfolio loan prepayments during the quarter. We are pleased that our second quarter NII more than covered our dividends of $0.345 per share paid in the second quarter.”

Mr. Pomeroy added, “During the quarter, we strategically enhanced Horizon’s future earnings potential. Specifically, in May we reduced the interest rate on our revolving credit facility and in June we issued $90 million of asset-back notes with a fixed interest rate of 3.0%. Our practiced approach to capital deployment, a hallmark of our success, positions Horizon well to continue to generate a predictable stream of investment income while maintaining the opportunity to realize significant gains from our portfolio of warrants in 72 companies.”

Operating Results

Total investment income increased 60.3% to $8.8 million for the three months ended June 30, 2013, as compared to $5.5 million for the three months ended June 30, 2012. For the three months ended June 30, 2013, total investment income consisted primarily of $8.4 million in interest income from investments, which included $1.8 million in income from the amortization of origination fees and end-of-term payments on investments. Interest income on investments and other investment income rose primarily due to the increased average size of the loan portfolio. Fee income of $0.4 million was primarily comprised of prepayment fees from four portfolio companies. For the three months ended June 30, 2012, total investment income consisted of $5.5 million in interest income from investments, which included $0.8 million in income from the amortization of origination fees and end-of-term payments on investments.

For the six months ended June 30, 2013, total investment income increased 33.4% to $16.2 million as compared to $12.1 million for the six months ended June 30, 2012. For the six months ended June 30, 2013, total investment income consisted primarily of $15.8 million in interest income from investments, which included $3.0 million in income from the amortization of origination fees and end-of-term payments on investments.

The Company’s dollar-weighted average annualized portfolio yield on average loans for the three months ended June 30, 2013 and 2012 was 14.5% and 12.9%, respectively. The Company’s dollar-weighted average annualized portfolio yield on average loans for the six months ended June 30, 2013 and 2012 was 13.7% and 14.1%, respectively.

Total expenses for the three months ended June 30, 2013 were $5.1 million, as compared to $3.2 million for the three months ended June 30, 2012. Total expenses for each period consisted primarily of interest expense, management fees, incentive and administrative fees and, to a lesser degree, professional fees and general and administrative expenses. Interest expense increased quarter-over-quarter primarily due to the increase in average debt outstanding as well as a higher borrowing cost associated with the Company’s term loan credit facility. Total expenses for the six months ended June 30, 2013 were $9.7 million, as compared to $6.5 million for the six months ended June 30, 2012.

For the three months ended June 30, 2013 and 2012, net investment income was $3.6 million, or $0.38 per share, and $2.3 million, or $0.30 per share, respectively. For the six months ended June 30, 2013 and 2012, net investment income was $6.4 million, or $0.67 per share, and $5.6 million, or $0.74 per share, respectively.

For both the three months ended June 30, 2013 and 2012, the Company reported a net realized loss on investments of $0.1 million, or $0.01 per share. For the six months ended June 30, 2013, the Company reported a net realized loss on investments of $0.3 million, or $0.03 per share, as compared to a net realized loss on investments of $0.1 million, or $0.01 per share, for the six months ended June 30, 2012.

For the three months ended June 30, 2013, the net unrealized depreciation on investments was $2.4 million, which was primarily due to the change in fair values of our investment portfolio during the period. This compares to net unrealized appreciation on investments of $0.02 million, for the three months ended June 30, 2012, which was primarily due to the change in portfolio investment fair values during the quarter. For the six months ended June 30, 2013 and 2012, the net unrealized depreciation on investments was $2.0 million and $0.8 million, respectively, which was primarily due to the change in fair values of our investment portfolio.

For the three months ended June 30, 2013 and 2012, the net increase in net assets resulting from operations was $1.1 million, or $0.12 per share, and $2.2 million, or $0.29 per share, respectively. For the six months ended June 30, 2013 and 2012, the net increase in net assets resulting from operations was $4.1 million, or $0.43 per share, and $4.8 million, or $0.62 per share, respectively.

Portfolio Summary and Investment Activity

As of June 30, 2013, the Company’s debt portfolio consisted of 52 secured loans with an aggregate fair value of $237.9 million. In addition, the Company’s warrant portfolio had an aggregate fair value of $6.0 million as of June 30, 2013. Total portfolio investment activity as of and for the three and six months ended June 30, 2013 and 2012 was as follows:

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Beginning portfolio	$247,781	$167,296	$228,613	$178,013
New loan funding	29,143	37,295	57,643	68,995
Less refinanced balances and participation	—	—	—	(18,739)
Net new loan funding	29,143	37,295	57,643	50,256
Principal payments received on investments	(8,695)	(8,795)	(18,657)	(17,915)
Early pay-offs	(19,278)	—	(19,278)	(14,205)
Accretion of loan fees	753	450	1,301	1,092
New loan fees	(368)	(566)	(688)	(748)
New equity	—	—	73	—
Proceeds from sale on investments	(39)	(38)	(39)	(38)
Net realized loss on investments	(45)	(60)	(62)	(61)
Net appreciation (depreciation) on investments	(2,391)	18	(1,972)	(794)
Other	—	—	(73)	—
Ending Portfolio	$246,861	$195,600	$246,861	$195,600

Net Asset Value

At June 30, 2013, the Company’s net assets were approximately $142.7 million, an increase of 11.6%, as compared to $127.9 million as of June 30, 2012, and a decrease of 1.4% as compared to $144.8 million as of March 31, 2013.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by credit rating as of June 30, 2013 and December 31, 2012:

	June 30, 2013		March 31, 2013		December 31, 2012
	Loans at Fair Value	Percentage of Loan Portfolio	Loans at Fair Value	Percentage of Loan Portfolio	Loans at Fair Value	Percentage of Loan Portfolio

Credit Rating
4	$25,169	10.6%	$33,696	14.1%	$30,818	14.0%
3	190,794	80.2%	180,859	75.8%	181,019	82.2%
2	19,257	8.1%	18,914	7.9%	3,560	1.6%
1	2,651	1.1%	5,280	2.2%	4,900	2.2%
Total	$237,871	100.0%	$238,749	100.0%	$220,297	100.0%

As of June 30, 2013, March 31, 2013 and December 31, 2012, the Company’s loan portfolio had a weighted average credit rating of 3.1, 3.1 and 3.2, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and while no loss is currently anticipated for a 2 rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and increased risk.

Liquidity and Capital Resources

As of June 30, 2013, the Company had approximately $34.7 million in available liquidity, including cash and investments in money market funds totaling $24.7 million, and approximately $10 million in funds available under existing credit facility commitments.

Effective May 1, 2013, the stated interest rate under Horizon’s revolving credit facility was reduced to one month LIBOR plus 3.25%, as compared to the previous interest rate of one month LIBOR plus 4.00%. The credit facility will continue to have a LIBOR floor of 1.00%. All other terms of the credit facility remain unchanged.

On June 28, 2013, Horizon completed a $189 million securitization of its secured loans. The Company’s newly formed wholly owned subsidiary, Horizon Funding Trust 2013-1, issued $90 million of notes (the “Notes”) rated A2 (sf) by Moody’s Investors Service, Inc. which were backed by $189 million of secured loans originated by Horizon. The Notes bear interest at a fixed interest rate of 3.00% per annum and have a stated maturity date of May 15, 2018. The securitization fixed the stated interest rate on 68% of Horizon’s total borrowings outstanding as of June 30, 2013 at 3.00%. In addition, the interest rate on 92% of Horizon’s borrowings are now fixed.

As of June 30, 2013, there were no borrowings outstanding under the Company’s revolving credit facility with Wells Fargo Capital Finance, LLC and there was $10 million outstanding under the Company’s term loan credit facility with Fortress Credit Co LLC.

As of June 30, 2013, the asset coverage for borrowed amounts was 207%.

Monthly Dividends Declared in Third Quarter 2013

On August 2, 2013, the Company’s Board of Directors declared monthly dividends of $0.115 per share payable in October, November and December 2013. These monthly dividends, as set forth in the following table, total $0.345 per share:

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
August 2, 2013	September 16, 2013	September 18, 2013	October 15, 2013	$0.115
August 2, 2013	October 15, 2013	October 17, 2013	November 15, 2013	$0.115
August 2, 2013	November 15, 2013	November 19, 2013	December 16, 2013	$0.115
Total:				$0.345

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, August 7, 2013 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 18210812.

A live webcast will be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through August 9, 2013. To access the replay, please (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 18210812. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, Horizon is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. In addition, Horizon’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF”. To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Michael Cimini / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	mcimini@igbir.com / lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities (Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2013	2012
Assets
Non-affiliate investments at fair value (cost of $259,605 and $239,385, respectively)	$246,861	$228,613
Investment in money market funds	2,800	2,560
Cash	21,871	1,048
Interest receivable	3,867	2,811
Other assets	6,322	4,626
Total assets	$281,721	$239,658

Liabilities
Borrowings	$133,000	$89,020
Dividends payable	3,305	3,301
Base management fee payable	470	402
Incentive fee payable	900	855
Other accrued expenses	1,359	1,108
Total liabilities	139,034	94,686

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2013 and December 31, 2012	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 9,580,446 and 9,567,225 shares outstanding as of June 30, 2013 and December 31, 2012, respectively	10	10
Paid-in capital in excess of par	154,577	154,384
Accumulated undistributed net investment income	1,194	1,428
Net unrealized depreciation on investments	(12,744)	(10,772)
Net realized loss on investments	(350)	(78)
Total net assets	142,687	144,972
Total liabilities and net assets	$281,721	$239,658
Net asset value per common share	$14.89	$15.15

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(In thousands, except share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Investment income
Interest income on non-affiliate investments	$8,407	$5,467	$15,754	$11,377
Fee income on non-affiliate investments	380	15	402	730
Total investment income	8,787	5,482	16,156	12,107
Expenses
Interest expense	1,924	990	3,697	1,665
Base management fee	1,329	961	2,570	1,955
Performance based incentive fee	900	412	1,593	1,250
Administrative fee	317	246	602	502
Professional fees	311	292	693	599
General and administrative	325	323	546	525
Total expenses	5,106	3,224	9,701	6,496
Net investment income before excise tax	3,681	2,258	6,455	5,611
Provision for excise tax	(80)	—	(80)	—
Net investment income	3,601	2,258	6,375	5,611
Net realized and unrealized (loss) gain on investments
Net realized loss on investments	(62)	(60)	(272)	(61)
Net unrealized (depreciation) appreciation on investments	(2,391)	18	(1,972)	(794)
Net realized and unrealized loss on investments	(2,453)	(42)	(2,244)	(855)
Net increase in net assets resulting from operations	$1,148	$2,216	$4,131	$4,756
Net investment income per common share	$0.38	$0.30	$0.67	$0.74
Net increase in net assets per common share	$0.12	$0.29	$0.43	$0.62
Dividends declared per share	$0.345	$0.45	$0.69	$0.90
Weighted average shares outstanding	9,578,421	7,640,833	9,574,626	7,638,721